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                                                                    EXHIBIT 99.1

               NEWS RELEASE                                      (WILLIAMS LOGO)

NYSE: WMB

DATE:             Aug. 12, 2003

                    WILLIAMS REPORTS SECOND-QUARTER EARNINGS
         o Core-Business Performance Solid; Non-Core Business Improved
        o Year-to-Date Net Improvement in Cash and Debt Is $2.4 Billion

         TULSA, Okla. - Williams (NYSE:WMB) today announced second-quarter 2003 unaudited net income of $269.7 million, or 46 cents per share on a diluted basis, compared with a net loss of $349.1 million, or a loss of 68 cents per share, for second-quarter 2002. Year-to-date through the second quarter, the company reported a net loss of $544.8 million, or a loss of $1.10 per share, vs. a loss of $241.4 million, or a loss of 61 cents per share, for the first half of 2002.

         The company reported net income from continuing operations of $118 million, or 18 cents per share on a diluted basis. In the same period last year, the company reported a loss of $331.8 million, or a loss of 65 cents per share, on a restated basis for discontinued operations related to assets sold or held for sale.

         The improved performance from continuing operations reflects these items included in the company's Energy Marketing & Trading segment results: $567 million of higher mark-to-market results, primarily from certain derivative contracts that were affected by increased natural gas prices; a $175 million net gain on the sale of an energy-trading contract; and approximately $81 million of segment profit associated with a prior-period adjustment. Another contributor to Williams' higher income from continuing operations is a $92 million net gain on the sale of certain exploration-and-production properties.

         For the first six months of the year, the company reported income from continuing operations of $79.2 million, or 9 cents per share on a diluted basis, vs. a loss of $284.6 million, or a loss of 69 cents per share, for the same period in 2002 on a restated basis. In addition to those items noted above for the second quarter, the year-over-year improvement reflects the benefit of higher liquids sales margins and higher net average prices for unhedged natural gas production, realized primarily in the first quarter this year.

         Income from discontinued operations for second-quarter 2003 was $151.7 million, or 28 cents per share, compared with a loss from discontinued operations of $17.3 million, or a loss of 3 cents per share, for the same period last year on a restated basis. Results for the most recent quarter include pre-tax gains of approximately $275.6 million and $39.9 million from sales of Williams Energy Partners and certain exploration-and-production properties, respectively. For the first six months of the year, income from discontinued operations was $137.3 million, compared with $43.2 million for the same period last year on a restated basis.

         "We're headed in the right direction. Improved financial results are another sign of our progress," said Steve Malcolm, chairman, president and chief executive officer. "Our core natural gas businesses continue to perform well. And our marketing and trading unit made a positive contribution, too. We're making significant progress in turning this company around.


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         "Now that our finances have improved considerably, we have added flexibility with regard to timing of asset sales. We've been very successful in executing on our strategy of selling assets - and we're very nearly done. We expect to complete what we've already identified for sale, then stop."

RECURRING RESULTS

         Recurring income from continuing operations - which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations - was $0.5 million for the second quarter. In 2002, there was a recurring loss of $211.4 million on a restated basis, or a loss of 41 cents per share. For the first half of the year, the recurring results from continuing operations reflected a loss of $30.4 million, or a loss of 6 cents per share, compared with a restated loss of $19.8 million, or a loss of 4 cents per share, for the first six months of 2002.

         A reconciliation of the company's income from continuing operations -- a generally accepted accounting principles measure -- to its recurring results accompanies this news release.

CORE-BUSINESS PERFORMANCE

         Williams' integrated natural gas businesses, which the company considers core to its strategy, reported combined segment profit of $345 million in the second quarter of 2003 vs. $285.2 million in the same period last year on a restated basis. The core businesses include these segments: Gas Pipeline; Exploration & Production; and Midstream Gas & Liquids.

         "Our second-quarter results demonstrate that our core businesses have solid, sustainable earnings capacity," Malcolm said. "We are managing these businesses and investing in them in a disciplined way to enhance their already-strong competitive positions and create future earnings growth."

         Key factors in the core business group's improved quarter-over-quarter performance include contributions in the Midstream Gas & Liquids business from new, deepwater fee-based operations that came into service, increasing the level of operations. Also, the Gas Pipeline segment benefited from higher revenues associated with bringing expansion projects into service. For the first six months of 2003, the core businesses reported combined segment profit of $727.3 million vs. $580.7 million for the same period last year on a restated basis.

         GAS PIPELINE, which provides natural gas transportation and storage services, reported second-quarter 2003 segment profit of $113.9 million vs. $141.1 million for the same period last year on a restated basis.

         The decrease reflects a $49.6 million decline in equity earnings, which is primarily attributable to the absence of one item in last year's second-quarter results - a $27.4 million contractual construction completion fee received by an equity affiliate -- and $16 million in lower equity earnings from Gulfstream Natural Gas System. Also contributing to the segment-profit decline was a current-period $25.5 million charge for the write-off of capitalized software development costs associated with a cancelled system implementation project at Northwest Pipeline.


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         The decreases were partially offset by several factors: higher revenues associated primarily with expansion projects at both Transco and Northwest Pipeline; the benefit of higher transportation rates at Transco in connection with rate proceedings that became effective in late 2002; and lower selling, general and administrative expenses.

         The second quarter of 2002 included a $12.3 million charge related to the write-down of an investment in a cancelled pipeline project.

         Segment profit for the first half of 2003 was $265.1 million vs. $275.8 million a year ago on a restated basis.

         EXPLORATION & PRODUCTION, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported second-quarter 2003 segment profit of $178.7 million vs. $92.4 million for the same period last year on a restated basis.

         Included in the current-period segment profit was a $92 million net gain on the sale of properties located primarily in Kansas, Colorado and New Mexico. The completed sales, along with targeted properties for sale, represent approximately 16 percent of Williams' proved domestic reserves at Dec. 31, 2002.

         In addition, segment profit was lower from decreased production volumes as a result of asset sales in 2002 and 2003. Net domestic production volumes for the quarter were 11 percent lower than same quarter of 2002 even though a higher percentage of production was divested during the same period. Higher net realized average prices for production partially offset the effect of decreased volumes.

         For the first six months of the year, segment profit was $292.5 million, compared with $198.9 million in the first half of 2002 on a restated basis.

         MIDSTREAM GAS & LIQUIDS, which provides gathering, processing, natural gas liquids fractionation, transportation and storage services, reported second-quarter 2003 segment profit of $52.4 million vs. a restated segment profit of $51.7 million for the same period last year.

         The segment profit increase reflects the contribution of new deepwater fee-based operations that were entering service and increasing operations during second-quarter 2002.

         Factors offsetting second-quarter increases include the impact of higher feedstock costs at an ethylene production facility; unfavorable liquids margins at Canadian operations; and a decline in liquid-sales margins from both Canadian and western U.S. processing facilities, reflecting lower sales volumes and increased fuel and shrink costs.

         Segment profit in the first half of 2003 was $169.7 million vs. $106 million a year ago on a restated basis.

NON-CORE BUSINESS PERFORMANCE

         ENERGY MARKETING & TRADING, which manages more than 7,500 megawatts of power through long-term contracts, reported significantly higher results for the second quarter compared with the same period a year earlier.

         Second-quarter 2003 segment profit for Energy Market & Trading was $348 million vs. a segment loss of $497.5 million for the same period last year.

         Williams is continuing to pursue a strategy designed to result in substantially exiting the power business, through sales of component parts of the portfolio or as a whole.


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         The 2003 results reflect the application of a different accounting treatment (EITF Issue No. 02-3), under which non-derivative, energy-related trading contracts are accounted for on an accrual basis. In 2002, all energy-related contracts, including tolling and full-requirements contracts, were marked to market.

         The segment loss for the second quarter of 2002 included mark-to-market losses from narrowed spark spreads on certain power-tolling portfolios. As noted above, the 2003 activity associated with these contracts is reported on an accrual basis.

         Another factor in the improved segment profit for second-quarter 2003 is the favorable impact of higher natural gas prices during the second quarter on the net long position of certain derivative contracts that continue to require mark-to-market accounting treatment and are presented on a fair-value basis.

         The most recent quarter's results also reflect a $175 million gain on the sale of an energy-trading contract completed in the second quarter and approximately $81 million of segment profit that resulted from correction of prior-period amounts for certain third-party derivative contracts.

         Also included in the current quarter is a charge to record a $20 million civil penalty associated with a July 29 settlement agreement with the Commodity Futures Trading Commission in the matter of natural gas index reporting.

         For the first six months of 2003, segment profit was $211.6 million, compared with a loss of $214.4 million in the first half of last year.

OTHER

         In the OTHER segment, the company reported a second-quarter 2003 segment loss of $51.7 million vs. a restated segment loss of $3.7 million for the same period last year. The current period results include a $42.4 million loss from an impairment of Williams' investment in Longhorn Partners Pipeline.

         In the first half of 2003, the company reported a segment loss of $46.9 million, compared with a segment loss of $12.4 million the previous year on a restated basis.

CHANGES IN CASH AND DEBT

         In the first six months of 2003, Williams increased its unrestricted cash by $1.5 billion and reduced its debt by $0.9 billion for a combined total of $2.4 billion.

         "We've made great progress in strengthening our financial house," Malcolm said. "We've continued to deliver solid operating performance, we've executed on our strategy to sell assets and we've regained access to capital markets. Our financial position clearly creates opportunities to retire additional debt, consistent with our goal of achieving investment-grade credit ratios in 2005. We also have the flexibility to continue making very disciplined investments in our core businesses, with a near-term focus on those opportunities that have the most attractive cash-return characteristics."

         The company closed the second quarter with $3.2 billion in unrestricted cash, compared with $1.7 billion at the end of 2002.


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         Asset sales with net proceeds totaling $2.4 billion during the first half of 2003 were a significant factor in the company's increased net cash as of June 30. Another $1.8 billion came from debt issues. One component of the debt issues - a $300 million convertible debenture that funded redemption of $275 million of preferred stock - is expected to result in annual financing cost savings of $17 million after-tax.

         Net cash provided by operating activities was $468.9 million in the first six months of 2003. In the same period a year ago, the company's operating activities used $914.9 million in cash.

         Williams' debt balance was $13 billion on June 30, 2003, compared with $13.9 billion, including discontinued operations, at the end of 2002. During the first six months of 2003, the company removed $897 million of debt as a result of asset sales; paid $1.8 billion in debt and redeemed $275 million in preferred stock; and issued $1.8 billion in debt at more favorable market rates.

EARNINGS GUIDANCE

         Williams today provided updated guidance on its expected financial performance, including unusual items of income or loss, for 2003. Including the cumulative effect of EITF Issue No. 02-03, the company expects a diluted net loss of $1.40 to 55 cents per share. Williams expects segment profit of $1.3 billion to $1.8 billion and results from continuing operations of a $50 million loss to income of $350 million.

         The company also provided full-year, segment-profit guidance, which includes unusual items of income or loss: $500 million to $550 million for Gas Pipeline; $400 million to $450 million for Exploration & Production; $420 million to $480 million for Midstream Gas & Liquids; break-even to $300 million for Energy Marketing & Trading; and a loss of $50 million to break-even for Other.

         Williams expects to provide additional 2003 performance guidance along with its forecast for 2004 and 2005 during a presentation this morning to analysts. Information on how to access the presentation and the analyst call via the company's web site is provided at the end of this news release.

MOVING TOWARD ECONOMIC VALUE ADDED(R) METRICS

         Williams also announced today that it has begun work to introduce Economic Value Added(R) as one of its chief measures for business performance. Broadly, EVA(R) equals a defined income measure reduced for taxes and a capital charge - the amount of capital invested multiplied by the cost of capital. In January, the company expects to apply the measure throughout Williams - from the corporate and business-unit level, using it to evaluate individual projects.

         "EVA(R) is a natural and necessary extension of the discipline we are applying toward managing our business to maximize return for our shareholders," Malcolm said. "Using EVA(R) as a primary measure will create the empirical information we need to ensure that our decisions, including those about investments in our core businesses, provide the greatest opportunity for creating shareholder value over the long term.

         "We also expect EVA(R) - which measures economic profit earned rather than accounting profit - to make our true performance more easily understood by more people, including those inside our company," he said.


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"Beginning in 2004, every Williams employee will participate in an incentive-compensation program that includes our performance on an EVA(R) basis."

EM&T ADOPTS POWER NAME; RISK MANAGEMENT MOVES TO ENTERPRISE LEVEL

         Williams today announced it is adopting Power as the new name for the Energy Marketing & Trading segment. The substance of this segment's business is characterized by 7,500 megawatts of power, which it manages through long-term tolling, full-requirements and sales contracts. The name change is designed to be complementary to the company's continued efforts to exit this non-core business through transactions that recognize the value of the portfolio.

         "We have demonstrated the ability over the last 12 months to capture good economic value on more than $400 million in contracts and assets - including some visible, larger deals as well as numerous smaller transactions where we quietly sold or liquidated positions in the course of our daily efforts to reduce the role of this business," Malcolm said. "We are continuing to pursue opportunities that will accordingly recognize the value in the remainder of this business. In the interim, we are managing what today is, by definition, a power business that is focused on continuing to meet our commitments to provide electricity while reducing risk and preserving the inherent value of our portfolio."

         Williams also announced that it is creating an enterprise risk management function in the corporate group to address energy-commodity risk management for all of Williams' businesses, including Exploration & Production, Midstream and the power business. The function will be responsible for development and direction of the enterprise risk-management strategy.

ANALYST CALL

         Williams' management will discuss the company's second-quarter 2003 financial results during an analyst presentation to be webcast live at 10 a.m. Eastern today.

         Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 406-5356. International callers should dial (913) 981-5572. Callers should dial in at least 10 minutes prior to the start of the discussion.

         Audio replays of the presentation will be available at 5 p.m. Eastern today through midnight on Aug. 19. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 483678. The presentation slides are available for viewing, printing and downloading at www.williams.com.

FORM 10-Q

         The company also is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams websites.


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ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679


                                       ###

Williams' reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as "anticipate," "believe," "could," "continue," "estimate," "expect," "forecast," "may," "plan," "potential," "project," "schedule," "will," and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among other: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government's response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.